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Exhibit 99.1

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

Overview

        We own and operate the Alton Belle Casino in Alton, Illinois; the Empress Casino Joliet in Joliet, Illinois; the Argosy Casino in Riverside, Missouri; the Argosy Casino in Baton Rouge, Louisiana; the Argosy Casino in Sioux City, Iowa; and the Argosy Casino in Lawrenceburg, Indiana.

        In 2003, we invested capital to enhance our product offering and expand our capacity in our products. In February 2003, we completed an approximately $6 million renovation in Sioux City which helped lead to an increase in net revenues of 9.0% for the twelve months ended December 31, 2003 over the twelve months ended December 31, 2002. In May 2003, we opened an approximately $43 million barge-based facility in Joliet. In spite of this investment, Joliet net revenues decreased 3.1% in 2003 due to the increase in gaming taxes in the state of Illinois and the subsequent operating measures taken by the Company as described below. We opened our approximate $105 million casino facility in Riverside on December 11, 2003. We also continue to invest in the cashless or "TITO" slot machines which, when implemented, are more convenient to our customers and result in operational efficiencies. As of December 31, 2003, approximately 70% of our total slot machines are TITO-capable and approximately 50% of our total slot machines are TITO operational. We believe that going forward the convenience and efficiency of TITO machines will have a positive impact on our casino revenues as well as on operating expenses. Pending regulatory approval, we expect to be substantially TITO operational in 2004.

        In 2003, our income from operations declined 18.0%, or $37.8 million, and our operating margins declined from 22.4% to 18.0% as compared to 2002. This decline was primarily the result of higher state gaming and admission taxes of $45.4 million, including a $5.9 million charge in Indiana for legislation enacted in 2003. Our effective gaming and admission tax rates (as a percent of net revenues) for 2003 and 2002 were 34.9% and 30.9%, respectively. Also negatively affecting our operating results was the construction disruption at our Riverside facility, an increase in corporate costs and an increase in our Lawrenceburg city development fee with the increased revenues at our Lawrenceburg facility. We were able to offset some of these increased costs by implementing considerable operating savings in labor and promotional costs in response to the higher tax environment for our two Illinois casinos. We expect that our margins will continue to be impacted in 2004 as we absorb the full year impact of the Illinois gaming tax increase.

        In January 2004, we initiated a plan to refinance a portion of our existing indebtedness. We intend to issue an aggregate of $350 million principal amount of new subordinated indebtedness. The net proceeds of the offering, together with funds from our senior credit facility, will be used to fund the repurchase of all of our 10 3/4% Senior Subordinated Notes due 2009 that are tendered and accepted for payment. Related to this refinancing, we expect to pay approximately $34.7 million in premiums, commissions and fees and to finance these costs through our revolving credit agreement. Associated with this refinancing, we will incur a pre-tax charge in the first quarter of 2004 of approximately $27 million consisting of financing fees and premiums.

        In 2002, many factors affected our casinos' operations. Effective August 1, 2002, our Lawrenceburg casino commenced dockside gaming. This had a positive impact on casino revenues in the last half of 2002. During the second quarter 2002, Illinois and Indiana enacted legislation increasing gaming tax rates. Also, in late 2001 and 2002, three competitors made significant renovations, which, coupled with the increased gaming tax rates, negatively impacted our Alton and Joliet, Illinois casino operations. In addition, dockside gaming in Indiana, effective August 2002, negatively impacted our Joliet, Illinois casino operations.

        Effective July 1, 2003, Illinois enacted new legislation increasing gaming and admission tax rates. Following passage of this new legislation, we wrote down, in the second quarter 2003, $6.5 million in barge assets previously held for future development at our Joliet facility. In addition, in an effort to minimize the impact of these tax increases, our Joliet and Alton properties, in August 2003, implemented a reduction in hours of operation of both casinos and the restaurants, changes in product mix and significant revisions to certain marketing programs and Joliet implemented an admission fee. In June 2003, Indiana enacted legislation regarding the calculation of the 2002 Indiana gaming tax rate increase, resulting in a $5.9 million charge at our Indiana facility. In Illinois, the increased taxes and dockside gaming in Indiana have continued to negatively impact our Illinois casinos.

        Legislative uncertainties present challenges and risks to our ongoing operations. For example, casino gaming is currently prohibited or restricted in several states adjacent to Indiana, Iowa and Missouri, and residents of those states comprise a significant portion of the patrons at our Lawrenceburg, Sioux City and Riverside casinos. Legislation has been proposed in Kansas, Ohio and Kentucky that would permit certain types of casino style gaming and, as a result, increase competition with respect to significant portions of our target markets. Furthermore, the large number of state and local governments with significant current or projected budget deficits make it more likely that those governments that permit gaming will seek to fund such deficits with new or increased gaming taxes. To address these legislative risks, we must regularly adjust our business strategies and adapt our casino operations.

	Years Ended December 31,
	2001	2002	2003
	(in thousands)
Casino Revenues
Argosy Casino Lawrenceburg	$346,432	$373,714	$410,920
Empress Casino Joliet(1)	102,112	237,620	232,745
Alton Belle Casino	121,862	118,914	108,925
Argosy Casino Riverside	98,735	98,374	96,123
Argosy Casino Baton Rouge	77,164	77,239	79,942
Argosy Casino Sioux City	37,100	38,863	42,327

Total	$783,405	$944,724	$970,982

Net Revenues
Argosy Casino Lawrenceburg	$354,237	$380,116	$415,194
Empress Casino Joliet(1)	99,126	230,935	223,668
Alton Belle Casino	116,861	114,152	104,730
Argosy Casino Riverside	94,680	94,754	92,778
Argosy Casino Baton Rouge	78,044	79,122	81,993
Argosy Casino Sioux City	36,421	37,734	41,141

Total	$779,369	$936,813	$959,504

Reconciliation of Income from Operations to EBITDA(4)

	Year ended December 31, 2001
	Income (loss) from Operations	Depreciation and amortization expense	EBITDA
Argosy Casino Lawrenceburg(2)	$116,594	$14,679	$131,273
Empress Casino Joliet(1)	26,416	3,962	30,378
Alton Belle Casino	34,968	5,976	40,944
Argosy Casino Riverside	20,575	4,096	24,671
Argosy Casino Baton Rouge	6,278	8,565	14,843
Argosy Casino Sioux City	6,594	3,029	9,623
Corporate(3)	(28,252)	7,009	(21,243)

Total	$183,173	$47,316	$230,489

	Year ended December 31, 2002
	Income (loss) from Operations	Depreciation and amortization expense	EBITDA
Argosy Casino Lawrenceburg(2)	$116,614	$13,385	$129,999
Empress Casino Joliet(1)	53,828	9,917	63,745
Alton Belle Casino	27,890	6,546	34,436
Argosy Casino Riverside	20,093	4,372	24,465
Argosy Casino Baton Rouge	7,108	8,088	15,196
Argosy Casino Sioux City	6,127	3,701	9,828
Corporate(3)	(21,556)	1,408	(20,148)

Total	$210,104	$47,417	$257,521

	Year ended December 31, 2003
	Income (loss) from Operations	Depreciation and amortization expense	EBITDA
Argosy Casino Lawrenceburg	$112,420	$12,935	$125,355
Empress Casino Joliet(1),(5)	40,996	11,120	52,116
Alton Belle Casino	16,579	6,572	23,151
Argosy Casino Riverside	13,193	6,274	19,467
Argosy Casino Baton Rouge	6,634	8,712	15,346
Argosy Casino Sioux City	7,302	4,437	11,739
Corporate(3)	(24,832)	2,173	(22,659)

Total	$172,292	$52,223	$224,515

(1)
Amounts for 2001 reflect five months of operations after our purchase of the Empress Casino Joliet on July 31, 2001.

(2)
Income from operations and EBITDA exclude consideration of any management fee paid to us and the 42.5% minority interest in our Lawrenceburg casino for periods prior to our first quarter 2001 acquisitions of these minority interests. The Lawrenceburg partnership paid a financial advisory fee equal to 5.0% of its EBITDA to a minority partner prior to our acquisition of this minority interest in February 2001.

(3)
Because we do not include corporate expense in our computation, property-level EBITDA does not reflect all the costs of operating the properties as if each were a stand alone business unit. Corporate expense includes significant expenses necessary to manage a multiple casino operation, certain of which, such as corporate executive compensation, development, public company reporting, treasury, accounting, legal and tax expenses, would also be required of a typical stand alone casino property. The year ended December 31, 2001, includes a $1.9 million pretax charge related to the abandonment of a proposed casino in Kenosha, Wisconsin.

(4)
"EBITDA" is defined as earnings before interest, taxes, depreciation and amortization. EBITDA is presented solely as a supplemental disclosure because management believes it is 1) a widely used measure of operating performance in the gaming industry, 2) a principal basis for valuation of gaming companies, and 3) is used as a basis for determining compliance with our credit facility. Management uses property-level EBITDA (EBITDA before corporate expense) and EBITDA margin (EBITDA as a percent of net revenues) as primary measures of our properties' performance, including the evaluation of operating personnel. EBITDA should not be construed as an alternative to operating income, as an indicator of our operating performance, or as an alternative to cash flows from operating activities, as a measure of liquidity, or as any other measure determined in accordance with generally accepted accounting principles. We have significant uses of cash flows, including capital expenditures, interest payments, taxes and debt principal repayments, which are not reflected in EBITDA. We believe the performance of our operating units is more appropriately measured before these expenses, since the allocation of our capital is decided by corporate management and is subject to the approval of the board of directors. In addition, we manage cash and finance our operations at the consolidated level and we file a consolidated income tax return. We do not consider EBITDA in isolation. Our calculation of EBITDA may not be comparable to similarly titled measures reported by other companies.

(5)
Joliet includes a $6.5 million write down of assets (recorded in the second quarter 2003) related to assets previously held for future development.

Year ended December 31, 2003, compared to year ended December 31, 2002

        Casino Revenues — Casino revenues for the year ended December 31, 2003, increased $26.3 million, or 2.8% to $971.0 million from $944.7 million for the year ended December 31, 2002. Components of this net increase are as follows: Lawrenceburg casino revenues increased $37.2 million, or 10.0%, to $410.9 million from $373.7 million reflecting the commencement of dockside gaming effective August 1, 2002 and revisions to our marketing programs. Sioux City casino revenues increased $3.4 million, or 8.7%, to $42.3 million from $38.9 million and Baton Rouge casino revenues increased $2.7 million, or 3.5%, to $79.9 million from $77.2 million. Both properties underwent recent renovations, Sioux City in the first quarter 2003 and Baton Rouge in the third quarter 2002, which have positively impacted these properties.

        Alton's casino revenues decreased $10.0 million, or 8.4%, to $108.9 million compared to $118.9 million as increased competitive pressures in the St. Louis market and the implementation of reduced hours commencing in August 2003 in response to Illinois tax legislation have negatively impacted our results. Joliet casino revenues decreased $4.9 million, or 2.1%, to $232.7 million from $237.6 million. Joliet's casino revenues in 2003 had been negatively affected due to facility renovations by two competitors in 2002 and the commencement of dockside gaming in Indiana in August 2002. When our new barge-based casino opened in May 2003, our net revenues increased, however, since the implementation of reduced hours of operations, the implementation of an admission fee and changes in marketing efforts commencing in August 2003 in response to Illinois tax legislation increasing gaming and admission tax rates effective July 2003 our net revenues were down approximately 6% (September through December) from 2002 levels. Riverside's casino revenues decreased $2.3 million, or 2.3%, to $96.1 million from $98.4 million due primarily to construction disruption during most of 2003 related to our renovation project that opened December 11, 2003.

        Admissions — Admissions revenues (net of complimentary admissions) increased to $3.0 million for the year ended December 31, 2003, from $1.9 million for the year ended December 31, 2002. The entire increase of $1.1 million is at our Joliet facility as we began charging admission in August 2003 (as a result of increased gaming and admission tax rates legislated by the state of Illinois effective July 2003). Lawrenceburg's net admissions revenues were $1.9 million in 2003 and 2002.

        Food, Beverage and Other — Food, beverage and other revenues remained constant at $97.9 million for the years ended December 31, 2003 and December 31, 2002. Food, beverage and other net profit increased $0.3 million to $27.8 million for the year ended December 31, 2003, from $27.5 million for the year ended December 31, 2002. Joliet's food, beverage and other net profit increased $1.5 million which was offset by a decrease in net profit at Riverside of $1.5 million due to construction disruption during our renovation.

        Promotional Allowances — Promotional allowances for the year ended December 31, 2003, were $125.0 million compared to $117.2 million for the year ended December 31, 2002, an increase of $7.8 million or 6.7%. Included in this increase is $1.8 million in complimentary admissions at Joliet since implementation of an admission fee in August 2003. Joliet's overall promotional allowances (including the admissions allowance increase) increased $3.7 million as we also increased our promotional spending at our Joliet facility prior to the opening of our new barge-based casino in May 2003 as well as in reaction to increased competitive pressures in the first part of the year. Since August 2003, in response to the gaming tax increase, we have significantly decreased promotional activity in Joliet. Lawrenceburg's promotional allowances increased $4.4 million across all lines of complimentary programs due to changes in marketing programs and overall increases in casino revenues. Offsetting these increases was a decrease in promotional spending at Riverside due to the construction disruptions during our renovation project.

        Gaming and Admission Taxes — Gaming and admission taxes increased $45.4 million to $335.2 million for the year ended December 31, 2003 from $289.8 million for the year ended December 31, 2002. An increase in the Illinois tax rates effective July 1, 2003 and the full year impact of rate increases effective July 1, 2002 increased our annual effective tax rates at both our Illinois casinos. Although casino revenues were down $10.0 million at Alton and $4.9 million at Joliet for the year ended December 31, 2003 compared to the year ended December 31, 2002, gaming and admission taxes increased a combined $11.1 million at these properties due to the increased tax rates in Illinois. The remaining portion of this increase is due primarily to increased gaming and admission taxes of $33.9 million at our Lawrenceburg casino. This includes a $5.9 million charge due to new legislation in June 2003 amending the calculation of the 2002 increase in Indiana gaming taxes. The remaining increase in gaming taxes at Lawrenceburg is due to an increase in the gaming tax rates and increased casino revenues.

        Casino Expenses — Casino expenses decreased $7.8 million to $131.7 million for the year ended December 31, 2003, from $139.5 million for the year ended December 31, 2002. Joliet and Alton's casino expenses decreased $6.2 million and $1.1 million, respectively, as we have reduced payroll and other casino operating expenses corresponding with changes in operations in response to the increase in gaming and admission tax rates effective July 1, 2003 in Illinois.

        Selling, General and Administrative — Selling, general and administrative expenses increased $12.3 million to $150.4 million for the year ended December 31, 2003, from $138.1 million for the year ended December 31, 2002. The factors contributing to this increase are primarily a $5.2 million increase in city development fees at Lawrenceburg corresponding to the increase in revenues related to the commencement of dockside gaming effective August 1, 2002, a $3.0 million increase in advertising and promotions expense at Joliet to promote the opening in May 2003 of our new barge-based casino as well as in reaction to increased competitive pressures in the first half of the year, a $1.0 million increase in advertising and promotions expense at Riverside to promote the opening of our new casino on December 11, 2003 and an additional $1.3 million of expenses related to our development efforts.

        Other Operating Expenses — Other operating expenses remained relatively constant at $41.0 million and $41.6 million for the year ended December 31, 2003 and the year ended December 31, 2002, respectively.

        Depreciation and Amortization — Depreciation and amortization increased $4.8 million from $47.4 million for the year ended December 31, 2002, to $52.2 million for the year ended December 31, 2003. This increase is primarily due to accelerated depreciation on planned asset retirements, depreciation for our new data warehouse placed in service during the third quarter 2002 and depreciation on our expanded asset base at our Sioux City, Joliet and Riverside facilities.

        Write-down of Assets — As a result of the increased gaming and admission tax rates enacted by the State of Illinois, which were effective July 1, 2003, we have decided not to further develop additional barge platforms under construction for our expansion project initially planned at our Joliet facility. Therefore, during the year ended December 31, 2003, we recorded a $6.5 million write-down of these barge platforms to their estimated net realizable value.

        Interest Expense — Net interest expense decreased $5.6 million to $75.6 million for the year ended December 31, 2003, from $81.2 million for the year ended December 31, 2002. This decrease is primarily attributable to reduced borrowings on our revolving line of credit due to debt repayments with free cash flow and lower interest rates on our variable rate debt. We capitalized $3.2 million of interest related to our casino construction projects for the year ended December 31, 2003 compared to $1.1 million for the year ended December 31, 2002.

        Income Tax Expense — Income tax expense decreased by $12.4 million to $45.0 million for the year ended December 31, 2003, from $57.4 million for the year ended December 31, 2002, due to reduced pre-tax earnings offset by an increase in our effective tax rate from 44.5% for the year ended December 31, 2002 to 46.5% for the year ended December 31, 2003. This increase in our overall effective income tax rate is primarily due to the impact on our estimated annual income tax expense of gaming tax legislation enacted by Illinois and Indiana during June 2003. Our net income decreased approximately $0.07 per diluted share due to the change in the effective income tax rate.

        Net Income — Net income was $51.7 million for the year ended December 31, 2003, compared to $71.5 million for the year ended December 31, 2002, due primarily to the factors discussed above.

Year ended December 31, 2002, compared to year ended December 31, 2001

        Casino Revenues — Casino revenues for the year ended December 31, 2002, increased $161.3 million, or 20.6%, to $944.7 million. Components of this increase are as follows: Lawrenceburg casino revenues increased $27.3 million, or 7.9%, to $373.7 million reflecting the commencement of dockside gaming on August 1, 2002. The Empress Casino Joliet recorded $237.6 million of casino revenue for the year ended December 31, 2002, compared to $102.1 million in casino revenue for the five months since acquisition (July 31, 2001) through

December 31, 2001. The competitive impact of dockside gaming in Indiana and facility renovations by two nearby casinos resulted in a decrease in Joliet's casino revenues of $8.9 million, from the $102.1 million for the five months ended December 31, 2001, to $93.2 million for the five months ended December 31, 2002. Alton, Riverside, Sioux City and Baton Rouge 2002 casino revenues remained relatively constant, decreasing from $334.9 million to $333.4 million. Increased competitive pressures due to an expanded facility by a competitor in August 2002 affected our Alton casino.

        Admissions — Admissions revenues (net of complimentary admissions) decreased to $1.9 million for the year ended December 31, 2002, from $3.3 million for the year ended December 31, 2001. This reduction is due primarily to a reduction in the admissions price during 2002 at Lawrenceburg.

        Food, Beverage and Other — Food, beverage and other revenues increased from $82.1 million for the year ended December 31, 2001, to $97.9 million for the year ended December 31, 2002. Joliet contributed $11.9 million of this increase in food, beverage and other revenue. Food, beverage and other net profit improved $7.1 million to $27.5 million for the year ended December 31, 2002. Of the increase, Joliet and Baton Rouge (including hotel operations) contributed $3.0 million and $1.6 million, respectively, of this net profit.

        Promotional Allowances — Promotional allowances for the year ended December 31, 2002, were $117.2 million compared to $104.6 million for the year ended December 31, 2001, an increase of $12.6 million or 12.0%. The majority of this increase, $15.7 million, is at our Joliet facility. We purchased Joliet on July 31, 2001 and thus had a full year of promotional allowances for 2002 compared to five months for 2001.

        Gaming and Admission Taxes — Gaming and admission taxes increased $74.9 million, or 34.9%, to $289.8 million in 2002. Lawrenceburg's gaming and admission taxes increased $19.3 million due to increases in casino revenue with dockside gaming and an increase in gaming tax rates. Joliet's gaming and admission taxes increased $54.6 million in 2002 as 2001 includes only five months of operations (since our acquisition on July 31, 2001) and 2002 includes an increase in gaming and admission tax rates. For the five months ended December 31, 2002 compared to the five months ended December 31, 2001 for Joliet (since acquisition on July 31, 2001) gaming and admission taxes increased $1.0 million although casino revenues decreased $8.9 million. Based on 2002 casino revenues, our gaming and admission tax expense would have been approximately $33 million lower in 2002 without the changes in gaming tax rates.

        Casino Expenses — Casino expense increased $28.5 million to $139.5 million for the year ended December 31, 2002. Joliet incurred $34.0 million in casino expenses for the year ended December 31, 2002, and $15.7 million for the five months of operations from our acquisition through December 31, 2001, an $18.3 million increase.

        Selling, General and Administrative — Selling, general and administrative expenses increased $11.1 million to $138.1 million for the year ended December 31, 2002, due primarily to a $7.5 million increase in Joliet's expenses to $15.7 million for the year ended December 31, 2002, from $8.2 million for the five months ended December 31, 2001. The remaining increase is due primarily to an increase of $4.1 million in city development fees in Lawrenceburg due to the increase in revenues related to the commencement of dockside gaming effective August 1, 2002.

        Other Operating Expenses — Other operating expenses increased by $4.1 million to $41.6 million for the year ended December 31, 2002. Joliet incurred $10.2 million for the year ended December 31, 2002 and $4.2 million for the five months ended December 31, 2001. Other operating expenses in 2001 include a charge of $1.9 million relating to the abandonment of the proposed Kenosha casino development.

        Depreciation and Amortization — Depreciation and amortization increased $0.1 million to $47.4 million for the year ended December 31, 2002. Joliet's expense increased $5.9 million from $4.0 million for the five months ended December 31, 2001 to $9.9 million for the year ended December 31, 2002. Depreciation expense also increased due to accelerated depreciation of $0.6 million on planned asset retirements and $0.5 million on our new data warehouse placed in service during the third quarter 2002. These increases are offset by no longer amortizing goodwill in 2002 in accordance with SFAS No. 142 "Goodwill and Other Intangible Assets," effective January 1, 2002. If SFAS 142 had been in effect January 1, 2001, pre-tax goodwill amortization of $7.8 million would not have been recorded for the year ended December 31, 2001. All goodwill is subject to impairment testing at least annually. Based on our evaluations performed during 2002, we have no impairment to record.

        Interest Expense — Net interest expense increased $14.4 million to $81.2 million for the year ended December 31, 2002. This increase is primarily attributable to additional borrowings in connection with the Lawrenceburg and Joliet acquisitions.

        Minority Interests — We had no minority interest expense for the year ended December 31, 2002, as compared to $4.1 million for the year ended December 31, 2001. This decrease is attributable to our Lawrenceburg casino minority interest acquisitions during the first quarter of 2001. As the sole owner, we no longer incur minority interest expense.

        Income Tax Expense — We recorded income tax expense of $57.4 million for the year ended December 31, 2002, compared to income tax expense of $46.2 million for the year ended December 31, 2001, due to increased pretax earnings and an increase in our effective corporate income tax rate due to an increase in Indiana tax rates.

        Net Income — Net income was $71.5 million for the year ended December 31, 2002, compared to $66.1 million for the year ended December 31, 2001, due primarily to the factors discussed above. If SFAS 142 had been in effect January 1, 2001, our net income would have increased by $4.6 million to $70.7 million and our diluted net income per share would have increased by $0.16 to $2.41 for the year ended December 31, 2001.

Liquidity and Capital Resources

        During 2003, we generated cash flows from operating activities of $162.9 million compared to $165.6 million for 2002. This decrease is attributable to our decrease in operating income due to increased gaming and admission tax expense offset by increased cash flows from working capital items.

        During 2003, we used cash flows for investing activities of $136.0 million versus $56.3 million for 2002. During 2003, our investing activities included $136.6 million for purchases of property and equipment, a $79.8 million increase over our property and equipment purchases in 2002. This increase is due primarily to construction and expansion projects at our Joliet, Sioux City and Riverside facilities. Capital expenditures in 2003 and 2002, respectively, consisted of $29.8 million and $23.1 million in maintenance capital and $106.8 million and $33.6 million in project capital, primarily for the expansion projects mentioned above.

        During 2003, we used $19.4 million in cash flows from financing activities compared to $106.8 million in cash flows used from financing activities in 2002. During 2003 and 2002, we paid down $16.1 million and $103.9 million, respectively, on our revolving credit Facility.

        At December 31, 2003, we had approximately $67.2 million of cash and cash equivalents and $310.3 million outstanding on our senior secured credit facility ($42.2 million on our revolving credit facility and $268.1 million on our term loan) and $556.6 million of Subordinated Notes (due in June 2009 and September 2011), including $6.6 million of unamortized premium. As of December 31, 2003, we had outstanding letters of credit of $8.8 million. As of February 2, 2004, subject to the limitations imposed by our debt incurrence covenant, availability under the credit facility was approximately $56 million.

        During 2003, we entered into the first and second amendments to our second amended and restated credit agreement dated July 31, 2001. These amendments modified certain capital expenditure limitations and financial ratios while maintaining our available line of credit and our term loan. The subordinated notes and credit facility contain certain restrictions on the payment of dividends on our common stock and the occurrence of additional indebtedness, as well as other typical debt covenants. In addition, the credit facility requires us to maintain certain financial ratios as follows: (1) Total Funded Debt to EBITDA Ratio of a maximum of 4.25 to 1.0; (2) Senior Leverage Ratio of a maximum of 2.50 to 1.0; (3) Fixed Charge Ratio of a minimum of 1.50 to 1.0. As of December 31, 2003, we are in compliance with these ratios.

        We have made capital investments at our existing properties for expansion and product enhancement. In 2003, we spent approximately $69.2 million on our $105 million renovation of our Riverside facility (excluding $16.1 million in payables at December 31, 2003), $31.5 million on a new barge based casino for our Joliet property to complete our approximately $43 million project and $3.7 million for renovations at our Sioux City facility to complete our approximately $6 million project. We opened our new facilities in Riverside and Joliet in December 2003 and May 2003, respectively. In 2004, we expect maintenance capital expenditures primarily related to the purchase of new cashless gaming product and facility enhancements to be approximately $39 million.

        In January 2004, we initiated a plan to refinance a portion of our existing indebtedness. We intend to issue an aggregate of $350 million principal amount of new subordinated indebtedness. The net proceeds of the offering, together with funds from our senior credit facility, will be used to fund the repurchase of all of our 10 3/4% Senior Subordinated Notes due 2009 that are tendered and accepted for payment. Related to this refinancing, we expect to pay approximately $34.7 million in premiums, commissions and fees and to finance these costs through our revolving credit agreement.

        Given our significant cash generation capabilities, we may from time to time seek to retire certain of our outstanding debt through open market cash purchases, privately negotiated transactions or otherwise. Such repurchases, if any, will depend on prevailing market conditions, our liquidity requirements, contractual restrictions and other factors.

        During May 2003, we announced Board of Directors approval of a stock repurchase program authorizing us to repurchase up to $30.0 million of our common stock. The repurchases can be made at management's discretion without prior notice from time to time in the open market or through privately negotiated third party transactions in compliance with applicable laws and depending on market conditions. As of February 2, 2004, we have made no stock repurchases under this program.

        Consistent with gaming industry practice, we conduct our operations with a net working capital deficit. Unlike traditional industrial companies, a gaming company's balance sheet has limited accounts receivable and inventories. In addition, casinos generate significant cash on a daily basis. We generally apply our daily cash flows to pay down indebtedness under our revolving credit facility and pay our current liabilities pursuant to their normal cycles. Given the significant daily cash flows generated by our operations and the financial flexibility provided by our credit facility, the existence of a working capital deficit has no impact on our ability to operate our business or meet our obligations as they become due. We believe that cash on hand, operating cash flows and funds available under our credit facility will be sufficient to fund our current operating, capital expenditure and debt service obligations for the next 12 months.

        Contractual obligations, as of December 31, 2003, mature as follows:

	One year and less	1-3 years	4-5 years	After 5 years	Total
Debt	$4,648	$50,746	$263,070	$551,694	$870,158
Operating leases	1,441	822	547	15,894	18,704

Total	$6,089	$51,568	$263,617	$567,588	$888,862

Off-Balance Sheet Arrangements

        We have not entered into any transactions with unconsolidated entities whereby we have financial guarantees, subordinated retained interests, derivative instruments or other contingent arrangements that expose us to material continuing risks, contingent liabilities, or any other obligation under a variable interest in an unconsolidated entity that provides financing, liquidity, market risk or credit risk support to us.

Critical Accounting Estimates

        Our consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States, which requires our management to make estimates and assumptions about the effects of matters that are inherently uncertain. Of our accounting policies, we believe the following may involve a higher degree of judgment and complexity.

        Goodwill — We have approximately $727 million of goodwill recorded on our balance sheet at December 31, 2003, related to acquisitions. We regularly evaluate our acquired businesses for potential impairment indicators. Additionally, we adopted the provisions of SFAS No. 142, "Goodwill and Other Intangible Assets," on January 1, 2002, that requires us to perform impairment testing at least annually. Our judgments regarding the existence of impairment indicators are based on, among other things, the regulatory and competitive status and operational performance of each of our acquired businesses. Future events, such as the statutory rollback of the Illinois gaming tax rate in July 2005 and the enactment of increased gaming or admission tax rates, could significantly impact our judgments and any resulting impairment loss could have a material adverse impact on our financial condition and results of operations.

        Property and Equipment — Our operations are capital intensive and we make capital investments in each of our properties in the form of maintenance capital and, from time to time, expansion and product enhancement capital. At December 31, 2003, we have approximately $548.1 million of net property and equipment recorded on our balance sheet. We depreciate our assets on a straight-line basis over their estimated useful lives. The estimates of the useful lives are based on the nature of the assets as well as our current operating strategy. Future events, such as property expansions, new competition and new regulations, could result in a change in the manner in which we are using certain assets requiring a change in the estimated useful lives of such assets. In assessing the recoverability of the carrying value of property and equipment, we must make assumptions regarding estimated future cash flows and other factors. If these estimates or the related assumptions change in the future, we may be required to record impairment charges for these assets.

        Insurance Accruals — Our insurance policies for employee health, workers' compensation and general patron liability have significant deductible levels on an individual claim basis. We accrue a liability for known workers' compensation and general patron liability based upon claims reserves established by the third party administrator processing our claims. Additionally, we accrue an amount for incurred but not reported claims based on our historical experience and other factors. Our employee health insurance benefit accrual is based on our historical claims experience rate including an estimated lag factor. These accruals involve complex estimates and could be significantly affected should current claims vary from historical levels. Management reviews our insurance accruals for adequacy at the end of each reporting period.

        Effective Gaming Tax Rates — The states of Illinois and Indiana assess gaming taxes on a graduated scale based on casino revenues. In these states, we record gaming taxes based upon effective gaming tax rates for each of our casinos. These effective rates are based upon statutory gaming tax rates and estimates of annual casino revenues. Increases or decreases in our actual or estimated casino revenues or changes in statutory gaming tax rates could require changes to our effective gaming tax rates. Management reviews our effective gaming tax rates at the end of each reporting period.

        Income Taxes — We are subject to income taxes in the United States and in several states. We account for income taxes in accordance with SFAS Statement 109, "Accounting for Income Taxes." Our income tax returns are subject to examination by various taxing authorities. We regularly assess the potential outcomes of these examinations in determining the adequacy of our provision for income taxes and our income tax liabilities. Inherent on our determination of any necessary reserves are assumptions based on past experiences and judgments about potential actions by taxing authorities. Our estimate of the potential outcome for any uncertain tax issue is highly judgmental. We believe we have adequately provided for any reasonable and foreseeable outcome related to uncertain tax matters. When actual results of tax examinations differ from our estimates, we adjust the income tax provision in the period in which the examination issues are settled.

        We have received proposed assessments from the Indiana Department of Revenue ("IDR") in connection with our Indiana income tax returns for the years 1997 through 2001. Those assessments are based on the IDR's position that state gaming taxes are based on gaming revenues and are not deductible for Indiana income tax purposes. We have filed a formal protest of the proposed assessment with the IDR. Additionally, another company and the IDR have litigated this matter in Indiana Tax Court during 2001. The court has yet to issue an opinion in this case. At December 31, 2003, we have accrued approximately $15.6 million, net of federal tax benefit, for the proposed IDR assessments including amounts for additional pending assessments for the years 2002 and 2003. For the year ended December 31, 2003, we expensed $5.9 million related to this issue. We continue to review the facts and circumstances leading to our determination of the probability the IDR will prevail in their proposed assessments. Should our evaluation of the IDR prevailing in their position change, we could discontinue accrual for future income taxes based upon the IDR position and could reverse some or all of the current accrual of approximately $15.6 million.

Market Risk — Interest Rate Sensitivity

        The market risk inherent in our financial instruments is the potential loss in fair value arising from adverse changes in interest rates. The following table provides information about our debt obligations that are sensitive to changes in interest rates. The following table presents principal cash flows and related weighted-average interest rates by expected maturity dates and estimated fair value of our debt obligations.

	2004	2005	2006	2007	2008	Thereafter	Total	Fair Value 12/31/03
	(dollars in thousands)
Fixed rate debt maturities	$1,898	$1,664	$1,382	$1,521	$1,674	$551,694	$559,833	$601,148
Average interest rate	10.6%	10.7%	10.7%	10.7%	10.7%	10.1%
Variable rate debt maturities	$2,750	$2,750	$44,950	$130,625	$129,250	$—	$310,325	$311,666
Average interest rate	3.4%	3.4%	4.6%	3.4%	3.4%

        We use interest rate swap agreements from separate financial institutions to manage our interest rate risk associated with our term loan as required under the senior credit facility. We have entered into three interest rate swaps that have fixed the interest rate as of October 31, 2001, for a combined original notional amount of $200 million of our variable rate term loan under our senior credit facility. The three separate swap agreements carry original notional amounts of $100 million, $50 million and $50 million. For each swap agreement, we agree to receive a floating rate of interest on the notional principal amount based upon a three month LIBOR rate (plus a 2.75% spread) in exchange for fixed rates ranging from 6.19% to 6.27%. All three swap agreements mature on September 30, 2004. Two of the three swap agreements have reductions in the notional amounts proportionally with the quarterly payments on the term loan beginning December 31, 2001. The total notional amounts are $197.8 million at December 31, 2003. As a result of all three swap agreements, we have, in effect, converted 73.8% of our term loan variable rate debt under our senior credit facility to fixed rate debt at December 31, 2003.

        At December 31, 2003, the fair value of our swap agreements is reported on the balance sheet in other current liabilities ($3.2 million pretax) and the related change in fair value of these agreements is included in stockholders' equity as a component of accumulated other comprehensive income ($1.9 million, net of taxes of $1.3 million).

Cautionary Statements for Purposes of the "Safe Harbor" Provisions of the Private Securities Litigation
Reform Act of 1995

        This Report includes "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning our plans, objectives, goals, strategies, future events, future revenues or performance, capital expenditures, financing needs, plans or intentions relating to acquisitions and other information that is not historical information. When used in this Report, the words "estimates," "expects," "anticipates," "projects," "plans," "intends," "believes," "will," "would," "could" and variations of such words or similar expressions are intended to identify forward-looking statements. All forward-looking statements, including, without limitation, our examination of historical operating trends, are based upon our current expectations and various assumptions. Our expectations, beliefs and projections are expressed in good faith and we believe there is a reasonable basis for them, but there can be no assurance that our expectations, beliefs and projections will be realized.

        There are a number of risks and uncertainties that could cause our actual results to differ materially from the forward-looking statements contained in this Report. Such risks, uncertainties and other important factors include, among others:

  •
  increased competition in our markets, including the legalization of gaming in states adjacent to our operations;

  •
  changes in, or failure to comply with, laws or regulations, joint venture relations or decisions of courts, regulators and governmental bodies;

  •
  increases in existing taxes or the imposition of new taxes on gaming revenues or gaming devices;

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  general economic conditions in our markets;

  •
  our dependence on our Lawrenceburg, Indiana casino; and

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  our substantial leverage.

        There may be other factors that may cause our actual results to differ materially from the forward-looking statements.

        All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by our cautionary statements. The forward-looking statements included in this Report are made only as of the date of this Report. We do not intend, and undertake no obligation, to update these forward-looking statements.

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  Exhibit 99.1
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS